Exhibit H8

SECOND EXPENSE REIMBURSEMENT AND/OR WAIVER AGREEMENT—

SECURITY INVESTORS, LLC

THIS AGREEMENT, dated as of May 1, 2024, is made and entered into by and between Security Investors, LLC (the “Adviser”) and Rydex Variable Trust (the “Trust”) on behalf of the underlying series of the Trust set forth in Schedule A hereto (each referred to herein as a “Fund”), as it may be amended from time to time. This Agreement shall apply to each Fund listed in Schedule A.

WHEREAS, the Adviser has been appointed the investment adviser to the Funds pursuant to an agreement between the Trust and the Adviser (the “Advisory Agreement”), under which the Adviser provides certain investment advisory services to each Fund;

WHEREAS, the Adviser desires to waive and/or reimburse each Fund’s expenses in an amount equal to an annual percentage rate of 0.05% of each Fund’s average daily net assets; and

WHEREAS, the Trust, on its own behalf and on behalf of the Funds, and the Adviser desire to enter into the arrangements described herein.

NOW, THEREFORE, it is agreed as follows:

1.  The Adviser shall waive and/or reimburse, in addition to any other contractual waiver and/or reimbursement arrangements, each Fund’s expenses in an amount equal to an annual percentage rate of 0.05% of each Fund’s average daily net assets, such amount to be calculated daily and any reimbursement due to be paid no less frequently than monthly.

2.  Nothing herein shall otherwise affect the terms of any other expense limitation agreements between the Adviser or its affiliates and the Trust.

3.  The end of the initial term of this Agreement shall be May 1, 2025. This Agreement shall automatically renew for one-year terms, unless the Adviser provides written notice to the Fund of the termination of the Agreement, which notice shall be received by the Trust at least 30 days prior to the end of the then-current term.

4.  This Agreement may be terminated at any time, and without payment of any penalty, by the Board of Trustees of the Trust, on behalf of a Fund, upon sixty (60) days’ written notice to the Adviser. This Agreement, as it relates to a Fund, will terminate automatically if the Advisory Agreement with respect to such Fund is terminated, with such termination effective upon the effective date of the Advisory Agreement’s termination.

[Signatures on following page]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth above.

RYDEX VARIABLE TRUST

By:	/s/ Brian Binder

Name:	Brian Binder

Title:	President and Chief Executive Officer

SECURITY INVESTORS, LLC

By:	/s/ Amy J. Lee

Name:	Amy J. Lee

Title:	General Counsel and Secretary

SCHEDULE A

Dated as of May 1, 2024

Applicable Funds of the Trust:

Rydex Variable Trust

Banking Fund

Basic Materials Fund

Biotechnology Fund

Commodities Strategies Fund

Consumer Products Fund

Dow 2x Strategy Fund

Electronics Fund

Energy Fund

Energy Services Fund

Europe 1.25x Strategy Fund

Financial Services Fund

Government Long Bond 1.2x Strategy Fund

Health Care Fund

High Yield Strategy Fund

Internet Fund

Inverse Dow 2x Strategy Fund

Inverse Government Long Bond Strategy Fund

Inverse Mid-Cap Strategy Fund

Inverse NASDAQ-100 Strategy Fund

Inverse Russell 2000 Strategy Fund

Inverse S&P 500 Strategy Fund

Japan 2x Strategy Fund

Leisure Fund

Mid-Cap 1.5x Strategy Fund

NASDAQ-100 2x Strategy Fund

NASDAQ-100 Fund

Nova Fund

Precious Metals Fund

Real Estate Fund

Retailing Fund

Russell 2000 1.5x Strategy Fund

Rydex Variable Trust (continued)

Russell 2000 2x Strategy Fund

S&P 500 2x Strategy Fund

S&P 500 Pure Growth Fund

S&P 500 Pure Value Fund

S&P MidCap 400 Pure Growth Fund

S&P MidCap 400 Pure Value Fund

S&P SmallCap 600 Pure Growth Fund

S&P SmallCap 600 Pure Value Fund

Strengthening Dollar 2x Strategy Fund

Technology Fund

Telecommunications Fund

Transportation Fund

Utilities Fund

Weakening Dollar 2x Strategy Fund

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